UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

April 16, 2004

Commission File Number 333-102885

THE BRICKMAN GROUP, LTD.

(Exact name of registrant as specified in its charter)

Delaware	23-2949247
(State of incorporation)	(I.R.S. Employer Identification No.)

375 South Flowers Mill Road Langhorne, Pennsylvania	19047
(Address of Principal Executive Offices)	(Zip Code)

(215) 757-9400

(Registrant’s Telephone Number, Including Area Code)

This amended Form 8-K/A is being furnished to provide exhibits in Item 7.

ITEM 5. Other Events

On April 16, 2004, The Brickman Group, Ltd. (“Group”), a wholly-owned subsidiary of Brickman Group Holdings, Inc. (“Holdings”) has amended the credit agreement covering Group’s $80 million credit facility (“Group Facility”) with Antares Capital Corporation, et al. The amendment was sought in connection with the issuance of $45 million in notes by Holdings (“Holdings Notes”). The amendment i) permits Holdings to incur indebtedness, ii) permits Group to grant a security interest in Group’s equity securities, iii) permits Group to make advances to Holdings to service the Holdings Notes to the extent such advances are permitted under Group’s Senior Subordinated Note Indenture, iv) provides that a default or acceleration of obligations on the Holdings Notes constitutes a default under the Group Facility credit agreement (“Group Agreement”), v) reduces the excess cash flow sweep from 75% of excess cash flow (as defined in the Group Agreement) to 10% of excess cash flow provided that Group’s EBITDA (as defined in the Group Agreement) exceeds the outstanding principal under the Group Facility, vi) expands the portion of the revolving credit facility that may be used for letters of credit from $7.5 million to $12.0 million, and vii) waives a default arising from certain restricted payments made in excess of the limit established in the Credit Agreement and raises such limit from $0.5 million to $1.5 million in 2004. The proceeds from the Holdings Notes were used to redeem Holdings Class L Common Stock, make a distribution on Holdings Class A Common Stock and pay fees and expenses associated with the financing.

ITEM 7. Exhibits

(c)	Exhibits.

10.19 Amendment to Credit Agreement dated as of April 16, 2004 among The Brickman Group, Ltd. and Antares. Capital Corporation, as Administrative Agent and General Electric Capital Corporation as Syndication Agent and LaSalle Bank National Association as Documentation Agent and Harris Trust and Saving Bank as Co-Agent.

10.20 Credit Agreement dated as of April 16, 2004 by and among Brickman Group Holdings, Inc. as Borrower, Antares Capital Corporation for itself and as Agent for all Lenders and the other financial institutions party hereto as Lenders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized officer.

The Brickman Group, Ltd.
(Registrant)

Date: April 20, 2004

/s/ Charles B. Silcox
Chief Financial Officer